EXHIBIT 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	April 21, 2008
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
FIRST QUARTER 2008 EARNINGS PER SHARE
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $9.7 million, or $0.40 per diluted share, for the period ended March 31, 2008, a decrease of $0.17, or 30%, compared to the $14.7 million, or $0.57 per diluted share, recorded in the first quarter of 2007. Compared to the fourth quarter of 2007, earnings per diluted share decreased $0.25, or 38%, on a $5.9 million decrease in net income.
     Edward J. Wehmer, President and Chief Executive Officer, commenting on the results noted, “Our first quarter results were generally negatively impacted by three factors related to the current economic environment. The 200 basis point rate drop in the first quarter resulted in net interest margin compression. The Company also recorded approximately $1.7 million on an after-tax basis in other-than-temporary impairment charges primarily associated with corporate debt investments. Thirdly, the Company recorded an increased provision for credit losses to cover additional loan losses and to raise the overall level of reserves. Although we believe that our consistently applied underwriting standards will continue to keep net loan losses in the 20-30 basis point range, general market conditions warrant this increased level in overall reserves.”
     Mr. Wehmer added, “On the positive side, strong core loan growth, a robust loan origination pipeline and widening credit spreads are all encouraging signs. These positive lending factors coupled with deposit mix shifts and the re-pricing of maturing deposits should lessen the impact of net interest margin compression. The Company plans to continue to take advantage of interest rate volatility through its covered call option program which has already resulted in over $11 million of income in the second quarter of 2008.”

     Concluding, Mr. Wehmer stated, “Over two years ago we determined that all signs pointed to a classic economic downturn and negative credit cycle. Although we believe we prepared adequately for these events, no one is bigger than the market. That being said, we remain cautiously optimistic that our preparations will allow the Company to both weather the storm and come out of it stronger than before.”
     Highlights of the first quarter of 2008 results were (see page 10 for non-GAAP performance measures and ratios reconciliations):
(All items shown pre-tax)
—	Core net interest margin of 3.26%, down eight basis points from the first quarter of 2007.

—	Net interest margin of 2.98%, down 12 basis points from the first quarter of 2007 and down ten basis points from the fourth quarter of 2007.

—	Recorded $6.8 million of call option premium income in the first quarter of 2008 as interest rate volatility increased in a declining interest rate environment during 2008. This compares to $1.7 million recorded in the fourth quarter of 2007 and $436,000 recorded in the first quarter of 2007. The Company has recorded $11.0 million of call option income in the second quarter of 2008 as interest rate volatility continued.

—	Sold $115 million of premium finance receivables resulting in $1.1 million of net gains as the Company remains asset driven. The loan-to-deposit ratio was 91.9% at quarter-end after these sales, thus sales in future quarters are likely to continue as the Company strives to maintain the loan-to-deposit ratio between 85-90%.

—	Period-end loans (excluding premium finance receivable outstandings) increased $134 million, or 9% on an annualized basis, from December 31, 2007 and $540 million, or 10%, from March 31, 2007.

—	Provision for credit losses increased $6.7 million compared to the first quarter of 2007 and $2.3 million compared to the fourth quarter of 2007.

—	Non-performing assets increased $15.7 million from December 31, 2007.

—	Recorded non-cash other-than-temporary impairment charges totaling $2.8 million on certain corporate investments and investment partnerships.

—	Continued improvement in changing the mix of deposits in the on-going effort to reduce the Company’s dependency on certificates of deposit. Certificates of deposit at March 31, 2008 account for 53.8% of total deposits compared to 59.4% at March 31, 2007.
     Total assets of $9.7 billion at March 31, 2008 increased $318 million from March 31, 2007. Excluding the net impact of $251 million (amount included in both other assets and other liabilities) of securities purchased and sold during the first quarter that settled in the second quarter, total assets would have increased $67 million. Total deposits as of March 31, 2008 were $7.5 billion, a decrease of $183 million as compared to $7.7 billion at March 31, 2007. Total loans grew to $6.9 billion as of March 31, 2008, an increase of $329 million, or 5%, over the $6.5 billion balance as of March 31, 2007. Shareholders’ equity increased to $753 million, or a book value of $31.97 per share, at March 31, 2008, compared to $730 million, or a book value of $30.09, per share at March 31, 2007.

     Wintrust’s key operating measures and growth rates for the first quarter of 2008 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	March 31,	December 31,	March 31,	4th Quarter		1st Quarter
($ in thousands, except per share data)	2008	2007	2007	2007 (5)		2007
Net income	$9,705	$15,643	$14,681	(38)%		(34)%
Net income per common share — diluted	$0.40	$0.65	$0.57	(38)%		(30)%

Net revenue (1)	$86,298	$93,406	$84,403	(8)%		2%
Net interest income	$61,742	$65,438	$64,670	(6)%		(5)%

Net interest margin (4)	2.98%	3.08%	3.10%	(10	)bp	(12	)bp
Core net interest margin (2) (4)	3.26%	3.37%	3.34%	(11	)bp	(8	)bp
Net overhead ratio (3)	1.64%	1.49%	1.72%	15	bp	(8	)bp
Return on average assets	0.42%	0.65%	0.63%	(23	)bp	(21	)bp
Return on average equity	5.25%	8.56%	7.94%	(331	)bp	(269	)bp

At end of period
Total assets	$9,732,466	$9,368,859	$9,414,604	16%		3%
Total loans	$6,874,916	$6,801,602	$6,545,906	4%		5%
Total deposits	$7,483,582	$7,471,441	$7,666,803	1%		(2)%
Total equity	$753,293	$739,555	$729,741	7%		3%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations — Impacting Comparative Financial Results
Acquisitions
     On November 1, 2007, the Company completed its previously announced acquisition of 100% of the ownership interests of Broadway Premium Funding Corporation (“Broadway”) from Sumitomo Corporation of America. Broadway was founded in 1999 and had approximately $60 million of premium finance receivables outstanding at the date of acquisition. Broadway provides financing for commercial property and casualty insurance premiums, mainly through insurance agents and brokers in the northeastern portion of the United States and California. The results of operations of Broadway are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Stock Offering/Regulatory Capital
     The Company did not repurchase any of its outstanding common stock during the first quarter of 2008.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust opened the following banking locations:
-	Deerfield, Illinois (Northbrook Bank & Trust Company) — opened first quarter 2008

-	Hoffman Estates, Illinois (Barrington Bank & Trust Company) — opened second quarter 2007

-	Hartland, Wisconsin (Town Bank) — opened second quarter 2007

-	Bloomingdale, Illinois (Advantage National Bank) — opened second quarter 2007

-	Island Lake, Illinois (Libertyville Bank & Trust Company) — opened second quarter of 2007
Financial Performance Overview
     For the first quarter of 2008, net interest income totaled $61.7 million, down $2.9 million compared to the first quarter of 2007. Average earning assets for the first quarter of 2008 declined by $128 million compared to the first quarter of 2007. Average loans increased by $393 million while liquidity management assets decreased by $522 million over the past 12 months. A shift in the mix of retail funding over the last 12 months was evidenced as a decrease in the average balance of certificates of deposits of approximately $627 million was offset by a $293 million increase in the average balance of savings, NOW, money market and wealth management deposits.

     The net interest margin for the first quarter of 2008 was 2.98%, compared to 3.10% in the first quarter of 2007 and 3.08% in the fourth quarter of 2007. Core net interest margin, which excludes both the impact of the Company’s junior subordinated debentures and the common stock repurchases on the net interest margin, was 3.26% in the first quarter of 2008, down compared to 3.34% in the first quarter of 2007 and a decrease from the 3.37% in the fourth quarter of 2007. The decrease in the core net interest margin in the first quarter of 2008 when compared to the first quarter of 2007 is directly attributable to interest rate compression on the liability side of the balance sheet as certain variable rate retail deposit rates are unable to decline at the same magnitude as variable rate earning assets. Widening credit spreads on new loan volumes as well as the repricing of maturing retail certificates of deposit should lessen the impact of the compression of net interest margin. In the first quarter of 2008 the yield on loans decreased 101 basis points and the rate on interest-bearing deposits decreased 69 basis points compared to the first quarter of 2007.
     Non-interest income totaled $24.6 million in the first quarter of 2008, increasing $4.8 million, or 24%, compared to the first quarter of 2007. The increase was primarily attributable to an increase of $6.3 million from fees on covered call options offset by a $2.8 million non-cash, other-than-temporary impairment, charge on certain corporate investments and investments in equity funds. All other categories of non-interest income, with the exception of administrative services, increased when compared to the first quarter of 2007. Administrative services revenue growth continues to be hampered by competitive pricing and the current economic conditions.
     Non-interest expense totaled $62.8 million in the first quarter of 2008, increasing $3.1 million, or 5%, compared to the first quarter of 2007. Salary and employee benefits expense increased $755,000, or 2%, while equipment costs increased $336,000, data processing costs increased $322,000, occupancy costs increased $432,000, professional fees increased $465,000 and the increase in FDIC insurance premiums added $682,000 of additional expense.
     Non-performing assets totaled $91.4 million, or 0.94% of total assets, at March 31, 2008, compared to $32.3 million, or 0.34% of total assets, at March 31, 2007 and $75.7 million, or 0.81% of total assets, at December 31, 2007. Total non-performing assets have increased by $15.7 million since December 31, 2007 and $59.1 million since March 31, 2007. Non-performing assets at March 31, 2008 is comprised of $59.7 million of commercial, consumer and other loans, $4.0 million of residential and home equity loans, $21.7 million of premium finance receivables, $1.0 million of indirect consumer loans, $0.1 million of Tricom finance receivables and $4.9 million of other real estate acquired in foreclosure. The $63.8 million of non-performing assets classified as commercial, consumer, residential, home equity and other consumer are collateralized by $40.1 million of residential real estate development, $11.1 million of commercial, $5.8 million of commercial real estate, $2.4 million of commercial real estate development, $2.2 million of one-to-four family residential, $1.8 million of home equity and $0.4 million of consumer. Seven of these relationships exceed $2.5 million in outstanding balances, approximating $41.1 million in total outstanding balances.
     The provision for credit losses totaled $8.6 million for the first quarter of 2008 compared to $1.8 million for the first quarter of 2007 and $6.2 million in the fourth quarter of 2007. The provision for credit losses in the first quarter of 2008 reflects the Company’s current net charge-offs and credit quality levels. Annualized net-charge-offs as a percentage of average loans for the first quarter of 2008 were 30 basis points, compared to 28 basis points in the fourth quarter of 2007 and eight basis points in the first quarter of 2007. As previously communicated, it is anticipated that average credit losses during the current economic cycle for the Company will be in the range of 20-30 basis points as was the Company’s history prior to 2004.

WINTRUST FINANCIAL CORPORATION
 SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2008	2007
Selected Financial Condition Data (at end of period):
Total assets	$9,732,466	$9,414,604
Total loans	6,874,916	6,545,906
Total deposits	7,483,582	7,666,803
Junior subordinated debentures	249,621	249,787
Total shareholders’ equity	753,293	729,741

Selected Statements of Income Data:
Net interest income	$61,742	$64,670
Net revenue (1)	86,298	84,403
Income before taxes	14,910	22,852
Net income	9,705	14,681
Net income per common share — Basic	0.41	0.59
Net income per common share — Diluted	0.40	0.57

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	2.98%	3.10%
Core net interest margin (2) (6)	3.26	3.34
Non-interest income to average assets	1.05	0.85
Non-interest expense to average assets	2.70	2.56
Net overhead ratio (3)	1.64	1.72
Efficiency ratio (4) (6)	71.11	70.30
Return on average assets	0.42	0.63
Return on average equity	5.25	7.94

Average total assets	$9,373,539	$9,453,775
Average total shareholders’ equity	743,997	749,592
Average loans to average deposits ratio	94.9%	85.7%

Common Share Data at end of period:
Market price per common share	$34.95	$44.61
Book value per common share	$31.97	$30.09
Common shares outstanding	23,563,958	24,251,370

Other Data at end of period:
Allowance for credit losses (5)	$54,251	$46,983
Non-performing assets	$91,414	$32,317
Allowance for credit losses to total loans (5)	0.79%	0.72%
Non-performing assets to total assets	0.94%	0.34%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	78	74

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
(In thousands)	2008	2007	2007

Assets
Cash and due from banks	$160,890	$170,190	$124,957
Federal funds sold and securities purchased under resale agreements	280,408	90,964	146,747
Interest bearing deposits with banks	11,280	10,410	16,417
Available-for-sale securities, at fair value	1,110,854	1,303,837	1,696,156
Trading account securities	1,185	1,571	1,746
Brokerage customer receivables	22,786	24,206	22,946
Mortgage loans held-for-sale	102,324	109,552	117,082
Loans, net of unearned income	6,874,916	6,801,602	6,545,906
Less: Allowance for loan losses	53,758	50,389	46,526

Net loans	6,821,158	6,751,213	6,499,380
Premises and equipment, net	344,863	339,297	320,924
Accrued interest receivable and other assets	583,648	273,678	178,527
Goodwill	276,121	276,204	269,092
Other intangible assets	16,949	17,737	20,630

Total assets	$9,732,466	$9,368,859	$9,414,604

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$670,433	$664,264	$651,075
Interest bearing	6,813,149	6,807,177	7,015,728

Total deposits	7,483,582	7,471,441	7,666,803

Notes payable	70,300	60,700	47,750
Federal Home Loan Bank advances	434,482	415,183	394,519
Other borrowings	293,091	254,434	159,425
Subordinated notes	75,000	75,000	75,000
Junior subordinated debentures	249,621	249,662	249,787
Accrued interest payable and other liabilities	373,097	102,884	91,579

Total liabilities	8,979,173	8,629,304	8,684,863

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	26,416	26,281	25,944
Surplus	544,135	539,127	524,101
Treasury stock	(122,252)	(122,196)	(77,498)
Common stock warrants	459	459	665
Retained earnings	314,038	309,556	272,331
Accumulated other comprehensive loss	(9,503)	(13,672)	(15,802)

Total shareholders’ equity	753,293	739,555	729,741

Total liabilities and shareholders’ equity	$9,732,466	$9,368,859	$9,414,604

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2008	2007

Interest income
Interest and fees on loans	$118,953	$127,865
Interest bearing deposits with banks	120	265
Federal funds sold and securities purchased under resale agreements	634	2,826
Securities	16,081	20,885
Trading account securities	31	7
Brokerage customer receivables	357	459

Total interest income	136,176	152,307

Interest expense
Interest on deposits	61,430	75,890
Interest on Federal Home Loan Bank advances	4,556	4,129
Interest on notes payable and other borrowings	2,770	1,728
Interest on subordinated notes	1,087	1,295
Interest on junior subordinated debentures	4,591	4,595

Total interest expense	74,434	87,637

Net interest income	61,742	64,670
Provision for credit losses	8,555	1,807

Net interest income after provision for credit losses	53,187	62,863

Non-interest income
Wealth management	7,865	7,619
Mortgage banking	6,096	5,463
Service charges on deposit accounts	2,373	1,888
Gain on sales of premium finance receivables	1,141	269
Administrative services	713	1,013
(Losses) gains on available-for-sale securities, net	(1,333)	47
Other	7,701	3,434

Total non-interest income	24,556	19,733

Non-interest expense
Salaries and employee benefits	36,672	35,917
Equipment	3,926	3,590
Occupancy, net	5,867	5,435
Data processing	2,798	2,476
Advertising and marketing	999	1,078
Professional fees	2,068	1,603
Amortization of other intangible assets	788	969
Other	9,715	8,676

Total non-interest expense	62,833	59,744

Income before taxes	14,910	22,852
Income tax expense	5,205	8,171

Net income	$9,705	$14,681

Net income per common share – Basic	$0.41	$0.59

Net income per common share – Diluted	$0.40	$0.57

Cash dividends declared per common share	$0.18	$0.16

Weighted average common shares outstanding	23,518	25,029
Dilutive potential common shares	582	817

Average common shares and dilutive common shares	24,100	25,846

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases (“Core Net Interest Margin”). Because junior subordinated debentures are utilized by the Company primarily as capital instruments and the cost incurred to fund common stock repurchases is capital utilization related, management finds it useful to view the net interest margin excluding these expenses and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended
	March 31,
(Dollars in thousands)	2008	2007

(A) Interest income (GAAP)	$136,176	$152,307
Taxable-equivalent adjustment:
– Loans	200	130
– Liquidity management assets	511	493
– Other earning assets	13	1

Interest income – FTE	$136,900	$152,931
(B) Interest expense (GAAP)	74,434	87,637

Net interest income – FTE	$62,466	$65,294

(C) Net interest income (GAAP) (A minus B)	$61,742	$64,670

Net interest income – FTE	$62,466	$65,294
Add: Net interest expense on junior subordinated debentures and interest cost incurred for common stock repurchases(1)	5,823	5,073
Core net interest income – FTE (2)	$68,289	$70,367

(D) Net interest margin (GAAP)	2.95%	3.06%
Net interest margin – FTE	2.98%	3.10%
Core net interest margin — FTE (2)	3.26%	3.34%

(E) Efficiency ratio (GAAP)	71.70%	70.82%
Efficiency ratio – FTE	71.11%	70.30%

(1)	Interest expense from the junior subordinated debentures is net of the interest income on the Common Securities owned by the Trusts and included in interest income. Interest cost incurred for common stock repurchases is estimated using current period average rates on certain debt obligations.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2008	2007	2007	2007 (1)	2007
Balance:
Commercial and commercial real estate (3)	$4,534,383	$4,408,661	$4,086,994	11.5%	10.9%
Home equity	695,446	678,298	650,826	10.2	6.9
Residential real estate	233,556	226,686	204,590	12.2	14.2
Premium finance receivables	1,017,011	1,078,185	1,228,013	(22.8)	(17.2)
Indirect consumer loans (2)	230,771	241,393	245,420	(17.7)	(6.0)
Tricom finance receivables	23,478	27,719	39,436	(61.5)	(40.4)
Other loans (3)	140,271	140,660	90,627	(1.1)	(54.8)

Total loans, net of unearned income	$6,874,916	$6,801,602	$6,545,906	4.3%	5.0%

Mix:
Commercial and commercial real estate	66.0%	64.8%	62.4%
Home equity	10.1	10.0	9.9
Residential real estate	3.4	3.3	3.1
Premium finance receivables	14.8	15.9	18.8
Indirect consumer loans (2)	3.4	3.5	3.8
Tricom finance receivables	0.3	0.4	0.6
Other loans (3)	2.0	2.1	1.4

Total loans, net of unearned income	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans

(3)	Approximately $56.2 million of loans originally reported as commercial and commercial real estate ($53.6 million) and home equity ($2.6 million) were reclassified in the third quarter of 2007 and are now included in other.

DEPOSITS				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2008	2007	2007	2007 (1)	2007
Balance:
Non-interest bearing	$670,433	$664,264	$651,075	3.7%	3.0%
NOW	1,013,603	1,014,780	894,513	(0.5)	13.3
Wealth Management deposits (2)	647,798	599,426	538,402	32.5	20.3
Money market	797,215	701,972	719,751	54.6	10.8
Savings	325,096	297,586	311,566	37.2	4.3
Time certificates of deposit	4,029,437	4,193,413	4,551,496	(15.7)	(11.5)

Total deposits	$7,483,582	$7,471,441	$7,666,803	0.7%	(2.4)%

Mix:
Non-interest bearing	9.0%	8.9%	8.4%
NOW	13.5	13.6	11.7
Wealth Management deposits (2)	8.7	8.0	7.0
Money market	10.7	9.4	9.4
Savings	4.3	4.0	4.1
Time certificates of deposit	53.8	56.1	59.4

Total deposits	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2008 compared to the first quarter of 2007 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2008			March 31, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,391,400	$17,346	5.01%	$1,913,693	$24,469	5.19%
Other earning assets (2) (3) (8)	26,403	401	6.10	25,392	467	7.47
Loans, net of unearned income (2) (4) (8)	7,012,642	119,153	6.83	6,619,361	127,995	7.84

Total earning assets (8)	$8,430,445	$136,900	6.53%	$8,558,446	$152,931	7.25%

Allowance for loan losses	(51,364)			(47,514)
Cash and due from banks	124,745			131,699
Other assets	869,713			811,144

Total assets	$9,373,539			$9,453,775

Interest-bearing deposits	$6,747,980	$61,430	3.66%	$7,081,407	$75,890	4.35%
Federal Home Loan Bank advances	426,911	4,556	4.29	385,904	4,129	4.34
Notes payable and other borrowings	332,019	2,770	3.36	184,313	1,728	3.80
Subordinated notes	75,000	1,087	5.73	75,000	1,295	6.91
Junior subordinated debentures	249,635	4,591	7.28	249,801	4,595	7.36

Total interest-bearing liabilities	$7,831,545	$74,434	3.82%	$7,976,425	$87,637	4.45%

Non-interest bearing deposits	642,917			644,543
Other liabilities	155,080			83,215
Equity	743,997			749,592

Total liabilities and shareholders’ equity	$9,373,539			$9,453,775

Interest rate spread (5) (8)			2.71%			2.80%
Net free funds/contribution (6)	$598,900		0.27	$582,021		0.30

Net interest income/Net interest margin (8)		$62,466	2.98%		$65,294	3.10%

Core net interest margin (7) (8)			3.26%			3.34%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2008 and 2007 were $724,000 and $624,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities. (4) Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended March 31, 2008 totaled $62.5 million, a decrease of $2.8 million, or 4%, as compared to the $65.3 million recorded in the same quarter of 2007.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first quarter of 2008, the net interest margin was 2.98%, down 12 basis points when compared to the first quarter of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 3.26% for the first quarter of 2008 and 3.34% for the first quarter of 2007.
The yield on total earning assets for the first quarter of 2008 was 6.53% as compared to 7.25% in the first quarter of 2007. The first quarter 2008 yield on loans was 6.83%, a 101 basis point decrease when compared to the prior year first quarter yield of 7.84%. The liquidity management assets yield in the first quarter of 2008 was 5.01% compared to 5.19% in the first quarter of 2007.
The rate paid on interest-bearing liabilities decreased to 3.82% in the first quarter of 2008 as compared to 4.45% in the first quarter of 2007. The cost of interest-bearing deposits decreased in the first quarter of 2008 to 3.66% compared to 4.35% in the first quarter of 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.79% in the first quarter of 2008 compared to 5.29% in the first quarter of 2007. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the first quarter of 2008 were caused by margin compression and lower levels of average earning assets. The Company has made progress in shifting its mix of retail deposits away from certificates of deposit into lower cost, more variable rate NOW, savings, money market and wealth management deposits. Interest rate compression on large portions of NOW, savings and money market accounts as the Federal Reserve quickly lowered rates prevented these deposits from repricing at the same magnitude as variable rate earning assets. Disciplined retail deposit pricing and the repricing of maturing retail certificates of deposit coupled with widening credit spreads on new loan volumes should lessen the impact of the compression of the net interest margin. The lower level of average earning assets is attributable to a decline in the balance of liquidity management assets. The average loan-to-average deposit ratio increased to 94.9% in the first quarter of 2008 from 85.7% in the first quarter of 2007. The increase in this primarily a result of the strong commercial and commercial real estate loan growth combined with a reduction in the retail deposit base as the Company worked to reduce levels of higher rate certificates of deposits. In the fourth quarter of 2007 the Company reinstated its program of selling premium finance receivables as the average loan-to-average deposit ratio was above the target of 85% to 90%. By selling $115 million of outstanding balances at the end of the first quarter of 2008 the period-end loan-to-deposit ratio as of March 31, 2008 declined to 91.9%.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2008 compared to the fourth quarter of 2007 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2008			December 31, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,391,400	$17,346	5.01%	$1,552,675	$20,158	5.15%
Other earning assets (2) (3) (8)	26,403	401	6.10	23,875	427	7.09
Loans, net of unearned income (2) (4) (8)	7,012,642	119,153	6.83	6,985,850	132,096	7.50

Total earning assets (8)	$8,430,445	$136,900	6.53%	$8,562,400	$152,681	7.07%

Allowance for loan losses	(51,364)			(50,190)
Cash and due from banks	124,745			131,240
Other assets	869,713			853,661

Total assets	$9,373,539			$9,497,111

Interest-bearing deposits	$6,747,980	$61,430	3.66%	$6,845,466	$70,965	4.11%
Federal Home Loan Bank advances	426,911	4,556	4.29	411,480	4,550	4.39
Notes payable and other borrowings	332,019	2,770	3.36	433,983	4,783	4.37
Subordinated notes	75,000	1,087	5.73	75,000	1,308	6.82
Junior subordinated debentures	249,635	4,591	7.28	249,677	4,673	7.32

Total interest-bearing liabilities	$7,831,545	$74,434	3.82%	$8,015,606	$86,279	4.27%

Non-interest bearing deposits	642,917			657,029
Other liabilities	155,080			99,331
Equity	743,997			725,145

Total liabilities and shareholders’ equity	$9,373,539			$9,497,111

Interest rate spread (5) (8)			2.71%			2.80%
Net free funds/contribution (6)	$598,900		0.27	$546,794		0.28

Net interest income/Net interest margin (8)		$62,466	2.98%		$66,402	3.08%

Core net interest margin (7) (8)			3.26%			3.37%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2008 was $724,000 and for the three months ended December 31, 2007 was $964,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended March 31, 2008 totaled $62.5 million, a decrease of $3.9 million, or 6%, as compared to the $66.4 million recorded in the fourth quarter of 2007.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first quarter of 2008, the net interest margin was 2.98%, down 10 basis points when compared to the fourth quarter of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 3.26% for the first quarter of 2008 and 3.37% for the fourth quarter of 2007.

The yield on total earning assets for the first quarter of 2008 was 6.53% as compared to 7.07% in the fourth quarter of 2007. The first quarter 2008 yield on loans was 6.83%, a 67 basis point decrease when compared to the fourth quarter 2007 yield of 7.50%. The liquidity management assets yield in the first quarter of 2008 was 5.01% compared to 5.15% in the fourth quarter of 2007.
The rate paid on interest-bearing liabilities decreased to 3.82% in the first quarter of 2008 as compared to 4.27% in the fourth quarter of 2007. The cost of interest-bearing deposits decreased in the first quarter of 2008 to 3.66% compared to 4.11% in the fourth quarter of 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.79% in the first quarter of 2008 compared to 5.16% in the fourth quarter of 2007. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the first quarter of 2008 were caused by margin compression and lower levels of average earning assets. Significant progress was made in the first quarter of 2008 in shifting mix of retail deposits away from certificates of deposit into lower cost, more variable rate NOW, savings, money market and wealth management deposits. The average balance of retail certificates of deposits declined $187 million while the average balance of savings, NOW, money market and wealth management deposits increased $123 million compared to the fourth quarter of 2007. Interest rate compression on large portions of NOW, savings and money market accounts as the Federal Reserve quickly lowered rates prevented these deposits from repricing at the same magnitude as variable rate earning assets. The majority of those balances declined by only a small portion of the 200 basis point decrease enacted by the Federal Reserve during the first quarter of 2008. Continued disciplined retail deposit pricing and the repricing of maturing retail certificates of deposit coupled with widening credit spreads on new loan volumes should lessen the impact of the compression of the net interest margin. The lower level of average earning assets is attributable to a decline in the balance of liquidity management assets as these assets continue to be managed for liquidity and asset liability management purposes. The average loan-to-average deposit ratio increased to 94.9% in the first quarter of 2008 from 93.1% in the fourth quarter of 2007. The increase in this ratio is primarily a result of the strong commercial and commercial real estate loan growth combined with a reduction in the retail deposit base as the Company worked to reduce levels of higher rate certificates of deposits. In the fourth quarter of 2007 the Company reinstated its program of selling premium finance receivables as the average loan-to-average deposit ratio was above the target of 85% to 90%. By selling $115 million of outstanding balances at the end of the first quarter of 2008 the period-end loan-to-deposit ratio as of March 31, 2008 declined to 91.9%.

NON-INTEREST INCOME
For the first quarter of 2008, non-interest income totaled $24.6 million and increased $4.8 million compared to the first quarter of 2007. The increase was primarily attributable to fees from covered call options and gain on sales of premium finance receivables offset by a $2.8 million non-cash other-than-temporary impairment charge on certain corporate investments and investments in equity funds.
The following table presents non-interest income by category for the three months ended March 31, 2008 and 2007:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Brokerage	$5,038	$5,071	(33)	(0.7)
Trust and asset management	2,827	2,548	279	11.0

Total wealth management	7,865	7,619	246	3.2

Mortgage banking	6,096	5,463	633	11.6
Service charges on deposit accounts	2,373	1,888	485	25.7
Gain on sales of premium finance receivables	1,141	269	872	323.8
Administrative services	713	1,013	(300)	(29.6)
(Losses) gains on available-for-sale securities, net	(1,333)	47	(1,380)	N/M
Other:
Fees from covered call options	6,780	436	6,344	N/M
Bank Owned Life Insurance	613	809	(196)	(24.2)
Miscellaneous	308	2,189	(1,881)	(85.9)

Total other	7,701	3,434	4,267	124.3

Total non-interest income	$24,556	$19,733	4,823	24.4

N/M = Not Meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $7.9 million in the first quarter of 2008, a $246,000 increase from the $7.6 million recorded in the first quarter of 2007. Declines in most major market indices in the first quarter of 2008 impacted the revenue from the fee based managed asset portfolios. The Company anticipates continued growth of the wealth management platform throughout its banking locations.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended March 31, 2008, this revenue source totaled $6.1 million, an increase of $633,000 when compared to the first quarter of 2007. Future growth of mortgage banking is impacted by the interest rate environment and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing depressed residential real-estate environment may continue to hamper mortgage banking production growth.
Service charges on deposit accounts totaled $2.4 million for the first quarter of 2008, an increase of $485,000, or 26%, when compared to the same quarter of 2007. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust sold $115 million of premium finance receivables in the first quarter of 2008, recognizing $1.1 million of net gains. This compares to $269,000 of recognized gains in the first quarter of 2007 on clean-up calls of previous sales. Sales of these receivables in future quarters are dependent upon core loan growth in relation to retail deposit growth and capital management considerations.

The administrative services revenue contributed by Tricom added $713,000 to total non-interest income in the first quarter of 2008 and $1.0 million in the first quarter of 2007. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category. Growth of this revenue source continues to be hampered by competitive pricing and the current economic conditions.
Losses on available-for-sale securities in the first quarter of 2008 included a $1.9 million non-cash other-than-temporary impairment charge on certain corporate investments.
Other non-interest income for the first quarter of 2008 totaled $7.7 million compared to $3.4 million in the first quarter of 2007. The largest components of the increase in other income were fees from certain covered call option transactions increasing $6.3 million in the first quarter of 2008 compared the same period of 2007 offset by a $0.9 million non-cash other-than-temporary impairment charge on certain investment partnerships. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. The interest rate environment in the first quarter of 2008 was conducive to increased covered call option transaction revenue. The Company has recorded $11.0 million of covered call option income in the second quarter of 2008 as interest rate volatility continued.

NON-INTEREST EXPENSE
Non-interest expense for the first quarter of 2008 totaled $62.8 million and increased approximately $3.1 million, or 5%, from the first quarter 2007 total of $59.7 million.
The following table presents non-interest expense by category for the three months ended March 31, 2008 and 2007:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Salaries and employee benefits	$36,672	$35,917	755	2.1
Equipment	3,926	3,590	336	9.4
Occupancy, net	5,867	5,435	432	7.9
Data processing	2,798	2,476	322	13.0
Advertising and marketing	999	1,078	(79)	(7.4)
Professional fees	2,068	1,603	465	29.0
Amortization of other intangible assets	788	969	(181)	(18.6)
Other:
Commissions — 3rd party brokers	985	1,026	(41)	(4.0)
Postage	986	845	141	16.7
Stationery and supplies	742	771	(29)	(3.8)
FDIC insurance	1,286	604	682	112.9
Miscellaneous	5,716	5,430	286	5.3

Total other	9,715	8,676	1,039	12.0

Total non-interest expense	$62,833	$59,744	3,089	5.2

Salary and employee benefits expense increased $755,000, or 2%, in the first quarter of 2008 when compared to the first quarter of 2007. Base salary increases and Company sponsored health and dental insurance premium increases made up the largest portion of this increase.
Equipment, occupancy, data processing and marketing expenses have all been directly impacted by the additional and expanded banking locations in the past 12 months. In the first quarter of 2008, equipment cost increased $336,000, or 9%, while occupancy cost increased $432,000, or 8%, over the first quarter of 2007. Additionally, data processing increased $322,000, or 13%, while professional fees increased $465,000, or 29%, primarily as a result of increased legal costs related to non-performing loans.
Total other expenses increased $1.0 million in the first quarter of 2008 compared to the first quarter of 2007. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. Increased FDIC insurance due to a higher rate structure imposed on all financial institutions by the FDIC in the first quarter 2007 accounted for $682,000 of the increase. The Company’s banks, like most banks, received credits for overcharges by the FDIC in the past few years, effectively reducing their premiums. While most of the Company’s banks received and used these credits during the first two quarters of 2007, the total amount of credits received by the Company was less than other bank holding companies related to the fact that most of the Company’s banks are de novo operations started in the last 16 years.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended
	March 31,
(Dollars in thousands)	2008	2007
Allowance for loan losses at beginning of period	$50,389	$46,055
Provision for credit losses	8,555	1,807

Charge-offs:
Commercial and commercial real estate loans	3,957	947
Home equity loans	—	51
Residential real estate loans	219	—
Consumer and other loans	69	233
Premium finance receivables	883	525
Indirect consumer loans	258	99
Tricom finance receivables	25	25

Total charge-offs	5,411	1,880

Recoveries:
Commercial and commercial real estate loans	40	343
Home equity loans	—	18
Residential real estate loans	—	—
Consumer and other loans	12	29
Premium finance receivables	128	118
Indirect consumer loans	45	36
Tricom finance receivables	—	—

Total recoveries	225	544

Net charge-offs	(5,186)	(1,336)

Allowance for loan losses at period end	$53,758	$46,526

Allowance for unfunded loan commitments at period end	$493	$457

Allowance for credit losses at period end	$54,251	$46,983

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.35%	0.06%
Home equity loans	—	0.02
Residential real estate loans	0.27	—
Consumer and other loans	0.16	0.87
Premium finance receivables	0.27	0.14
Indirect consumer loans	0.36	0.10
Tricom finance receivables	0.41	0.27

Total loans, net of unearned income	0.30%	0.08%

Net charge-offs as a percentage of the provision for loan losses	60.62%	73.96%

Loans at period-end	$6,874,916	$6,545,906
Allowance for loan losses as a percentage of loans at period-end	0.78%	0.71%
Allowance for credit losses as a percentage of loans at period-end	0.79%	0.72%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2008	2007	2007
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$387	$51	$286
Commercial, consumer and other	8,557	14,742	3,696
Premium finance receivables	8,133	8,703	6,074
Indirect consumer loans	635	517	269
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	17,712	24,013	10,325

Non-accrual loans:
Residential real estate and home equity (1)	3,655	3,215	3,568
Commercial, consumer and other	51,184	33,267	9,660
Premium finance receivables	13,542	10,725	7,455
Indirect consumer loans	399	560	383
Tricom finance receivables	49	74	299

Total non-accrual	68,829	47,841	21,365

Total non-performing loans:
Residential real estate and home equity (1)	4,042	3,266	3,854
Commercial, consumer and other	59,741	48,009	13,356
Premium finance receivables	21,675	19,428	13,529
Indirect consumer loans	1,034	1,077	652
Tricom finance receivables	49	74	299

Total non-performing loans	86,541	71,854	31,690

Other real estate owned	4,873	3,858	627

Total non-performing assets	$91,414	$75,712	$32,317

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.44%	0.36%	0.45%
Commercial, consumer and other	1.28	1.06	0.32
Premium finance receivables	2.13	1.80	1.10
Indirect consumer loans	0.45	0.45	0.27
Tricom finance receivables	0.21	0.27	0.76

Total non-performing loans	1.26%	1.06%	0.48%

Total non-performing assets as a percentage of total assets	0.94%	0.81%	0.34%

Allowance for loan losses as a percentage of non-performing loans	62.12%	70.13%	146.82%

(1)	Nonaccrual and past due greater than 90 days and still accruing residential mortgage loans held for sale accounted for at lower of cost or market are excluded from the non-performing balances presented above. These balances totaled $2.1 million as of March 31, 2008, $2.0 million as of December 31, 2007 and $0 as of March 31, 2007.

The provision for credit losses totaled $8.6 million for the first quarter of 2008, $6.2 million in the fourth quarter of 2007 and $1.8 million for the first quarter of 2007. For the quarter ended March 31, 2008, net charge-offs totaled $5.2 million compared to $4.9 million in the fourth quarter of 2007 and $1.3 million of net charge-offs recorded in the first quarter of 2007. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.30% in the first quarter of 2008, 0.28% in the fourth quarter of 2007 and 0.08% in the first quarter of 2007.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $4.0 million as of March 31, 2008 compared to $3.3 million at December 31, 2007 and $3.9 million as of March 31, 2007. The March 31, 2008 non-performing balance is comprised of $2.2 million of residential real estate loans (8 individual credits) and $1.8 million of home equity loans (14 individual credits). The average balance of loans in this category is approximately $184,000. On average, this is less than two non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $59.7 million as of March 31, 2007 compared to $48.0 million as of December 31, 2007 and $13.4 million as of March 31, 2007.
The March 31, 2008 non-performing balance of $59.7 million is collateralized by $40.1 million of residential real estate development, $11.1 million of commercial, $5.8 million of commercial real estate, $2.4 million of commercial real estate development and $0.3 million of consumer. The residential real estate component is comprised of 14 credit relationships with three representing $29.5 million of the total.
Subsequent to March 31, 2008, $1.5 million of loans in this category have been resolved and a letter of intent has been signed to resolve a single credit totaling $10.4 million. Management is pursuing the resolution of all credits in this category. However, given the current state of the residential real estate market, resolution of certain credits could span a lengthy period of time until market conditions stabilize. However, management believes reserves are adequate to absorb potential losses that may occur upon the ultimate resolution of these credits.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of March 31, 2008 and 2007, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	March 31, 2008	March 31, 2007
Non-performing premium finance receivables	$21,675	$13,529
- as a percent of premium finance receivables outstanding	2.13%	1.10%

Net charge-offs of premium finance receivables	$755	$407
- annualized as a percent of average premium finance receivables	0.27%	0.14%

As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Although non-performing balances and net charge-offs in this category have increased over the past 12 months, the Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing premium finance receivables.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.0 million at March 31, 2008, compared to $1.1 million at December 31, 2007 and $652,000 at March 31, 2007. The ratio of these non-performing loans to total indirect consumer loans was 0.45% at March 31, 2008 compared to 0.45% at December 31, 2007 and 0.27% at March 31, 2007. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.36% for the quarter ended March 31, 2008 compared to 0.10% in the same period in 2007. The level of non-performing and net charge-offs of indirect consumer loans continue to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of March 31, 2008, Wintrust operated a total of 78 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	Competitive pressures in the financial services business which may affect the pricing of the

Company’s loan and deposit products as well as its services (including wealth management services).
•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 11:00 a.m. (Central Daylight Time) Monday, April 21, 2008, regarding first quarter earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #41763267. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations &  Conference Calls, Conference Calls, First Quarter 2008 Earnings Release Conference Call.
A replay of the call will be available beginning at 12:00 p.m. (Central Daylight Time) on April 21, 2008 and will run through 10:59 p.m. (Central Daylight Time) May 5, 2008, by calling (800) 642-1687 and entering Conference ID #41763267. Supplemental financial information referenced in the conference call can be found at (http://www.wintrust.com), Investor News, Supplemental Financial Info, after 6:00 a.m. (Central Daylight Time) on April 21, 2008.
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